Exhibit 10.4

EXECUTION COPY

ASSIGNMENT AND LICENSE AGREEMENT

This Assignment and License Agreement (hereinafter referred to as the “Agreement”) is entered into by and between science + computing AG (“s+c”), a German corporation located at Hagellocher Weg 73, 72070 Tuebingen, Germany and EXA CORPORATION, located at 55 Network Drive, Burlington, Massachusetts 01803 (“Exa”), jointly referred to as the “Parties”. The Agreement shall be effective when the Agreement, with its attached exhibits, is executed by signing as provided below (the “Effective Date”). s+c agrees to assign Exa certain software and related intellectual property and grant Exa certain licenses subject to the terms and conditions of the Agreement attached hereto and the exhibits specified below and attached hereto.

EXHIBITS: A, B, C and D.

EACH OF s+c AND EXA ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH ON THIS COVER PAGE AND IN THE AGREEMENT AND EXHIBITS ATTACHED HERETO, UNDERSTANDS ALL TERMS AND CONDITIONS CONTAINED THEREIN, AND AGREES TO BE BOUND THEREBY.

science + computing AG

BY:	/s/ R. Niemeier

NAME:	Dr. Roland Niemeier

TITLE:	Vorstand

DATE:	29th November, 2011

PHONE:	+49 7071 9457240

EXA CORPORATION

BY:	/s/ Edmond L. Furlong

NAME:	Edmond L. Furlong

TITLE:	Chief Operating Officer & Chief Financial Officer

DATE:	30th November, 2011

PHONE:	781-564-0220

/s/ I. Zech
Dr. Ingrid Zech
Vorstand
29. November 2011
+49 7071 9457208

RECITALS

A. Exa and s+c have been parties to a Sales Agreement for PowerVIZ Workstation Edition effective July 12, 2001 (the “Sales Agreement”) pursuant to which Exa has distributed the PowerVIZ Workstation Edition on the terms set forth therein.

B. The Parties have enjoyed a very positive and mutually beneficial relationship over the past ten years in their joint efforts to develop, market and sell a world class visualization product for the PowerFLOW fluids simulation environment.

C. Exa recognizes the value provided by s+c in the existing product, source code, user interface and associated intellectual property incorporated into the PowerVIZ® product.

D. Exa desires to see the continued and accelerated development, support, enhancement and sales of PowerVIZ to its customer base.

E. s+c recognizes the value provided by Exa in its existing PowerFLOW suite of products, associated intellectual property, and relationships with various customers throughout the world.

F. In the practice of the current arrangement, the Parties have collaborated to define each release of the PowerVIZ product coordinated with each PowerFLOW release. s+c has provided the development leadership and resources to implement and provide initial testing of each new feature and capability as well as maintenance of existing features. Exa has provided the quality assurance testing, sales, marketing and training for the product.

G. The Parties foresee potential limitations of their current agreement as both of their businesses approach significant change and growth. As such, the Parties have agreed to an assignment and licensing arrangement pursuant to which, in consideration of a one-time fee, s+c will assign to Exa all right, title and interest in and to the PowerVIZ Software (as defined below) and related intellectual property and will grant Exa a license to use the Framework Code (as defined below) to develop and maintain enhanced PowerVIZ products and sublicense such PowerVIZ products to its customers, directly and through its distribution channels, all of the foregoing on the terms set forth herein.

TERMS AND CONDITIONS

1.0	DEFINITIONS

In this Agreement, the terms:

1.1	“Documentation” means the Framework Documentation and the PowerVIZ Documentation.

1.2	“Exclusive Field” means fluids visualization and fluids analysis.

1.3	“Framework Build Environment” means the set of tools and methods used by s+c to build the Framework Code Object Code from Source Code;

1.4	“Framework Code” means the computer software program described in Exhibit B.

1.5	“Framework Documentation” means a list of all Framework Code filenames, including standard file information, internal user manuals, programming guides, source code comments, system guides and related materials of s+c which facilitate the use of the Framework Code and any product specifications and product development plans pertaining thereto.

1.6	“Framework Materials” means all of the Framework Code, including Source Code and Object Code versions, Framework Documentation and Framework Build Environment.

1.7	“Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory law, common law or by contract, and whether or not perfected, including, without limitation, all (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this Section and any other proprietary rights relating to intangible property (but specifically excluding trademark, trade dress, trade name, design patent or service mark rights); and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing or hereafter filed or issued or acquired.

1.8	“Licensed Product” means a product of Exa that constitutes, incorporates or is based upon s+c’s Framework Code or any portion, extension or modification thereof.

1.9	“Object Code” means a form of computer software program resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, and thus is a form that would not be convenient to human understanding of the program logic, but which is appropriate for the construction and linking of binary executable modules, as well as for execution and interpretation by a computer.

1.10	“PowerVIZ Build, Test, and Distribution Environment” means the set of tools and methods used by s+c to (a) build the PowerVIZ Software Object Code from Source Code; (b) conduct automated and/or manual testing of the PowerVIZ Software including, scripts, files, etc.; and (c) prepare PowerVIZ Software Object Code for distribution.

1.11	“PowerVIZ Documentation” means the filenames, including PowerVIZ Software standard file information, any combination of internal or commercially published user manuals, programming guides, source code comments, system guides and related materials of s+c which facilitate the use of the PowerVIZ Software and any product specifications and product development plans pertaining thereto.

1.12	“PowerVIZ Materials” means all of the PowerVIZ Software, including Source Code and Object Code versions, PowerVIZ Documentation and the PowerVIZ Build, Test and Distribution Environment.

1.13	“PowerVIZ Software” means the computer software program described in Exhibit A, not including the Framework Code.

1.14	“Source Code” means a form of computer software program from which Object Code can be produced and in which the program logic is easily deduced, understood and modifiable by a human being. The Source Code must be in a format which can be edited, printed for easy interpretation, and compiled or assembled into Object Code.

2.0	ASSIGNMENT OF POWERVIZ SOFTWARE

2.1	Assignment of PowerVIZ Software to Exa. In consideration of the payment made pursuant to Section 6.1, s+c hereby assigns, transfers, conveys and delivers to Exa, free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character, and Exa hereby purchases, acquires and accepts from s+c, all right, title and interest in and to the PowerVIZ Software, including any and all Intellectual Property Rights therein and thereto and any claims and causes of action, whether known or unknown , past, present or future, pertaining to the enforcement of any Intellectual Property Rights therein and thereto against third parties.

2.2	Cessation of Use by s+c of the PowerVIZ Software. Beginning on the Effective Date and continuing thereafter, s+c shall (except to the extent, if any, authorized by this Agreement) cease all use of the PowerVIZ Software and shall require all persons or entities, if any, which had been previously authorized by s+c to use the PowerVIZ Software (other than Exa and its designees and sublicensees) to cease all use thereof.

3.0	LICENSES TO FRAMEWORK CODE

3.1	Grant of Licenses. Subject to the provisions of this Agreement (including the one-time payment set forth in Section 6.1), s+c grants to Exa the following worldwide, perpetual, irrevocable, transferrable, fully-paid, royalty free licenses:

(a)	a Source Code and Object Code license to (i) incorporate the Framework Code into Licensed Products; and (ii) further develop, test, demonstrate and market such Licensed Product and/or the Framework Code;

(b)	a license to sublicense and distribute copies of the Licensed Product, directly and through Exa’s distributors, to customers;

(c)	a license to use the Framework Materials to perform training and other services for Exa’s customers and for all other purposes necessary or useful for the development and sublicensing of the Licensed Product; and

(d)	a license to any and all of s+c’s Intellectual Property Rights, whether in existence now or in the future, to the extent necessary or useful for Exa to do any of the things set forth in subsections (a), (b) and (c)of this Section 3.1.

3.2	Exclusive Field. s+c agrees that, with the exception noted in Section 3.3, the licenses set forth in Section 3.1 are exclusive within the Exclusive Field for a period of fifteen (15) years from the Effective Date. Accordingly, s+c agrees that during this exclusive period it will not develop any product in the Exclusive Field or license the Framework Code or related Intellectual Property to any person or entity for use in developing a product in the Exclusive Field.

3.3	Exception to Exclusive Field. Exa agrees that s+c may continue to develop and license to INTES gmbH the VisPER product including the Fluid-Structure Acoustics module, provided that any future development of VisPER by s+c that relates to the Exclusive Field will be restricted to visualization of acoustics-related physical properties on surfaces. Nothing in the foregoing shall be construed to restrict INTES gmbH from further developing VisPER.

3.4	Protection of Framework Code. s+c agrees to ensure that any s+c products that include any components of the Framework Code (which, pursuant to Section 3.2, must be for use outside the Exclusive Field) shall be licensed to s+c’s customers pursuant to Object Code licenses; shall be protected from unauthorized, unlicensed use; and shall include provisions prohibiting reverse engineering, decompiling, disassembling the Object Code or otherwise discovering the Source Code to the full extent permitted by law. s+c agrees that, should s+c sell or license any components of the Framework Code to other sub-licensees, any products of said sub-licensees which contain any components of the Framework Code shall be subject to the same provisions preventing unauthorized discovery of Source Code and prohibiting use in the Exclusive Field. s+c represents, warrants and covenants that the Framework Code has been and will continue to be maintained as s+c’s Confidential Information (as that term is defined in Section 11.1 below); that s+c will not publicly disclose the Framework Code; and that s+c has not licensed and will not license any portion of the Framework Code to any person or entity subject to an “open source” license or any other form of license that requires public disclosure of Source Code.

4.0	OWNERSHIP OF INTELLECTUAL PROPERTY

4.1	Ownership. s+c will retain ownership of all Intellectual Property Rights in and to the Framework Code as licensed to Exa and any Exa contributions to the Framework Code made prior to the Effective Date or during the Joint Development Period, subject to the licenses granted herein. Exa will retain all Intellectual Property Rights in and to its products and software (including, without limitation, the PowerFLOW software and the PowerVIZ Software assigned hereunder), any developments to non-Framework Code portions of the Licensed Products, and any developments to the Framework Code made by Exa after the Joint Development Period.

4.2	No Transfer of Intellectual Property Ownership. Except as explicitly assigned and licensed hereunder, nothing contained herein shall be construed to transfer any Intellectual Property Rights from one Party to the other Party or limit either Party’s title to its Intellectual Property Rights or prevent either Party from protecting their Intellectual Property Rights. No license is granted to s+c pursuant to this Agreement to make any use of the PowerVIZ Software and all such uses are hereby prohibited.

5.0	DELIVERY; KNOW HOW TRANSFER

5.1	Initial Delivery. As soon as practicable but no more than three (3) days after delivery and execution of this Agreement, including the exhibits attached hereto, and payment of the fee pursuant to Section 6.1 hereof, s+c agrees to make the initial delivery to Exa of unrestricted copies of (a) the PowerVIZ Materials and (b) the Framework Materials. The Source Code and Build Environments for both the PowerVIZ Software and Framework Code delivery shall include all commercially shipped versions of each of them.

5.2	Joint Development Period. As of the Effective Date and for a period no longer than one (1) year thereafter unless extended by written agreement of the Parties (the “Joint Development Period”), Exa and s+c are engaged and will continue to be engaged in mutually agreed upon joint development efforts pertaining to the Framework Code. During the Joint Development Period, s+c shall continue to deliver to Exa updated unrestricted copies of the Framework Materials, all of which shall be owned by the Parties as set forth in Section 4.0 and licensed to Exa as set forth in Section 3.0 of this Agreement.

5.3	Know-How Transfer. During the Joint Development Period, s+c shall, at no additional charge to Exa, answer Exa’s questions pertaining to the PowerVIZ Software, Framework Code and related Intellectual Property Rights and take such other actions reasonably calculated to provide Exa with s+c’s know-how related to the PowerVIZ Software and Framework Code to support Exa’s full utilization of the rights assigned and licenses granted pursuant to this Agreement.

5.4	License Key Generation. s+c shall provide to Exa such computer software/mechanisms as are necessary for continued use of s+c’s license keys for PowerVIZ Software as follows:

(a)	FLEXlm: For a period of at least two years and not exceeding three years after the Effective Date, s+c shall generate FLEXlm license keys for PowerVIZ Software solely at Exa’s request within eight business hours of receipt of a written request. Pursuant to the initial delivery described in Section 5.1, s+c shall provide Exa such Object Code or other mechanisms as are necessary for the PowerVIZ Software to continue using s+c’s FLEXlm license keys.

(b)	RLM: s+c hereby assigns to Exa all of its rights and licenses for and to the Reprise License Manager (RLM) software used to generate RLM license keys for the PowerVIZ Software, including s+c’s private RLM keys, such assignment to be effective ninety (90) days after the Effective Date or earlier if requested in writing by Exa (the date of assignment referred to hereinafter as the “Assignment Date”). On the Assignment Date, s+c shall deliver to Exa all of its licensed copies of such RLM software and cease all use thereof. From the Effective Date until the Assignment Date, s+c shall, solely at Exa’s request, generate RLM license keys for PowerVIZ Software within eight business hours of receipt of a written request. In addition, within seven (7) days after the Effective Date, s+c shall provide Exa with (i) a copy of its private RLM key so that Exa can conduct tests of its internal license generation process in preparation for assignment of the RLM software license and (ii) reasonable assistance in transitioning from use of s+c-generated RLM keys to use of Exa-generated RLM keys.

6.0	PAYMENT; TAXES

6.1	Fees. As full compensation for the assignments, licenses, services performed (including development work performed during the Joint Development Period) and other rights granted pursuant to this Agreement, Exa agrees to pay s+c a one-time fee of €2,600,000, payable in full on the Effective Date. The payment made to s+c shall be Euros.

6.2	Taxes. s+c shall be responsible for payment of all taxes levied in connection with the fees paid pursuant to this Agreement.

7.0	TRADEMARKS

The trademark “PowerVIZ” (the “Mark”) and the goodwill associated therewith shall be the sole and exclusive property of Exa and to the extent that s+c has any right, title and/or interest in or to the Mark (including any registrations or applications to register the Mark with any governmental authority anywhere in the world), s+c hereby transfers all such right, title and interest in and to the Mark to Exa. s+c hereby warrants and represents that it has not registered or applied to register the Mark anywhere in the world except for registration of the Mark in the Federal Republic of Germany (Nr. 302 34 401), which registration s+c owns free and clear of any liens or encumbrances. Without limiting the foregoing, s+c hereby assigns to Exa its registration of the Mark in the Federal Republic of Germany (Nr. 302 34 401) and all goodwill associated with the Mark to Exa pursuant to the Trademark Assignment form W7617/11.09 of the German Patent and Trademark Office . As of the Effective Date, s+c shall forthwith cease all use of the Mark. Within thirty (30) days of the Effective Date, s+c shall execute any and all documents necessary or useful to assign any such registrations to Exa and to otherwise enable Exa to perfect its right in and to the Mark. Any costs incurred in connection with transferring the Mark and any registrations thereof shall be borne by s+c. Except as set forth immediately above, this Agreement does not give Exa or s+c any rights to the others’ trademarks or trade names. With respect to each Licensed Product, references, if any, to s+c’s trademarks in the executable code, online documentation, and tutorials will be replaced with references to Exa’s trademarks. All costs for renewal or extension of the Mark shall be at Exa’s cost.

8.0	DOCUMENTATION

8.1	Obligation to Provide. s+c will make available to Exa versions of the Documentation that are in sufficient detail to allow Exa to exercise rights assigned and licenses granted in this Agreement. All Documentation shall be delivered in print-layout formatted electronic file format.

8.2	Right to Copy. Exa may reproduce, modify and distribute the existing version or modified versions of the end user Documentation in any language. In the event s+c has in its possession translated or modified versions of Documentation, s+c shall promptly furnish Exa with copies of such versions.

9.0	OFFICE SPACE; EQUIPMENT

9.1	Office Space. In partial consideration of the payments made pursuant to Section 6.1 and to assist in the transfer of know-how between s+c and Exa, beginning on the Effective Date and for one (1) year thereafter, s+c agrees to permit Exa at no additional charge to use the office space and facilities used by Martin Schulz, Mathias Froehlich and Milosz Walter immediately prior to the Effective Date, including telephones, electricity, and other utilities.

9.2	Shared Systems. In partial consideration of the payments made pursuant to Section 6.1 and to assist Exa in its utilization of the Framework Code and PowerVIZ Software, beginning on the Effective Date and for one (1) year thereafter, s+c agrees to provide Exa’s PowerVIZ Software development team at no additional charge with access to and use of the software and hardware systems it utilizes in connection with the Framework Code and PowerVIZ Software, including but not limited to (a) the FTP servers utilized by s+c in connection with the Framework Code and PowerVIZ Software; (b) s+c’s file servers on which the Framework Code and PowerVIZ Software Source Code is maintained and built; and (c) the RT system used by s+c to detect, track and fix bugs in the Framework Code and PowerVIZ Software; and (d) such other of s+c’s hardware or software necessary for the development and maintenance of the Framework Code and PowerVIZ Software by Exa. s+c shall work in good faith with Exa to set up secure network access for Exa’s PowerVIZ Software development team to Exa’s networked systems.

9.3	Equipment. In partial consideration of the payments made pursuant to Section 6.1, s+c agrees to transfer to Exa all right, title and interest in and to the equipment listed in Exhibit C.

10.0	EXPORT RESTRICTIONS

Exa warrants and hereby gives written assurance to s+c that it will do all things necessary to comply with the current United States Export Administration, European Union (EU) and German laws and regulations as they apply to Licensed Products, Documentation, and all other things delivered to, or derived from things delivered to, Exa under this Agreement (all and any part of such things collectively referred to as “Technical Data”). Exa agrees to comply with these laws and regulations as they apply at the time of exporting said Technical Data, as they may be revised and modified by U.S. Government or other authorities at various times. s+c warrants and hereby gives written assurance to Exa that the only ECCN classification that is applicable to the Framework Code and PowerVIZ Software is 0D999, and thereafter s+c shall promptly notify Exa of any changes to such classification.

11.0	CONFIDENTIAL INFORMATION

11.1	Definition of Confidential Information. As used herein, “Confidential Information” means information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and identified as confidential, including, without limitation, either Party’s software (whether in Object Code or Source Code), documentation, trade secrets or other proprietary information, including information disclosed prior to the date hereof, with respect to either Party’s business and operations (including the business and operations of its subsidiaries). Confidential Information disclosed in tangible form must be marked as confidential. Confidential Information disclosed in electronic media must display a confidentiality notice when the information is printed or displayed. All other Confidential Information must be identified as confidential in writing within ten days of initial disclosure. s+c’s and Exa’s software and documentation shall be considered Confidential Information whether or not it is so identified or marked.

11.2	Exceptions. Confidential Information does not include information (i) generally known on a non-confidential basis (without fault of the Receiving Party) to companies in the Disclosing Party’s business; (ii) lawfully obtained by the Receiving Party without restriction on disclosure; (iii) known to the Receiving Party prior to receipt from the Disclosing Party without restriction on disclosure; or (iv) independently developed by the Receiving Party without use of information provided by the Disclosing Party.

11.3

Disclosure Required by Law. If either Party or any of its representatives is required by law to disclose any of the Confidential Information of the other Party, said Party will, if legally permissible, promptly notify the other Party of such requirement prior to making the disclosure. The Parties will then confer and use reasonable, good faith efforts to agree on a form and terms of disclosure reasonably acceptable to both Parties in light of the circumstances under which the disclosure is required to be made, provided that if following such notice and conferring the Parties are unable to agree on a mutually acceptable form and terms of disclosure, then the Party required by law to make the disclosure shall have no liability to the other Party provided the Party making such disclosure makes reasonable efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by the tribunal requiring disclosure.

11.4	Protection of Confidential Information Generally. Each Party agrees (i) not to disclose the other’s Confidential Information to any third party except as specifically permitted by this Agreement and (ii) to use the other’s Confidential Information only for the purpose for which it was disclosed pursuant to this Agreement. Each Party may disclose Confidential Information to its officers, directors and employees who are participating in or supervising the fulfillment of its rights or obligations hereunder and to representatives, including its accountants, financial advisors, outside counsel and other representatives with a bona fide need to know (collectively, the “Representatives”), provided that prior to disclosing Confidential Information to a Representative, the Party shall inform such Representative of the requirements of this Section 11.0 and, unless such Representative is already bound by rules of professional responsibility to maintain the confidence of client disclosures, obtain from such Representative an executed copy of the form set forth as Exhibit D to this Agreement. Each Party will promptly notify the other upon learning of any unauthorized disclosure or use of the other’s Confidential Information and will take all steps reasonably requested by the other Party to remedy any such disclosure or use. Each Party will only copy Confidential Information of the other Party to the extent reasonably necessary to use the Confidential Information for the intended purpose for which it was disclosed and will reproduce on all such copies all confidentiality and other proprietary rights notices appearing on the originals. For the avoidance of doubt, the Framework Code Source Code and other Confidential Information pertaining to the Framework Code shall, for purposes of this Agreement, be deemed the Confidential Information of both Parties and each Party shall protect its confidentiality in accordance with this Section 11.0; the PowerVIZ Software and other Confidential Information pertaining thereto shall be deemed the Confidential Information of Exa.

11.5	Duration of Confidentiality Obligation. The rights and obligations of the Parties under this Section 11.0 shall continue for as long as the information remains Confidential Information as defined herein.

11.6	Injunctive Relief. Violation of the obligations set forth in this Section 11.0 by a Receiving Party would cause irreparable harm to the Disclosing Party not adequately compensable by money damages. Either Party may therefore seek injunctive relief to prevent an actual or threatened violation of this Section 11.0.

12.0	INDEMNIFICATION

12.1	Scope of Indemnity. s+c will defend any action brought against Exa or its customers (collectively, the “Indemnitees”) in the Indemnification Territory to the extent that it is based upon a claim that any of the PowerVIZ Software assigned hereunder and/or any of the Framework Code furnished hereunder and used within the scope of the licenses granted hereunder infringe any Intellectual Property Right. As used herein, the “Indemnification Territory” means any and all countries that are members of the World Trade Organization as of the Effective Date and Russia. s+c’s indemnification obligation hereunder shall expire on the fiftieth anniversary of the Effective Date. s+c will pay all resulting costs, damages, settlement fees and reasonable legal fees incurred by the Indemnitees in any actions that are attributable to such claim provided that (i) s+c is notified in writing of such claim; and (ii) s+c has sole control of the defense of any such claim and all related settlement negotiations (although s+c shall be required to obtain the applicable Indemnitees’ consent prior to finalizing any settlement agreement). s+c shall not be liable if the infringement is based upon the use or the operation of the PowerVIZ Software or Framework Code in a manner for which it was not expressly designed or recommended by s+c in the applicable Documentation.

12.2	Obligation to Modify Infringing Product. Should the PowerVIZ Software or Framework Code or any component thereof become, or be likely to become, in s+c’s reasonable opinion, the subject of a claim of infringement of Intellectual Property Rights covered by Section 12.1, s+c shall make its best commercially reasonable efforts to procure for Exa and its customers, at s+c’s cost, the right to continue using the PowerVIZ Software or Framework Code or such component, or replace or modify the PowerVIZ Software or Framework Code or the applicable components to eliminate the infringement. Any such replacement or modification must provide equivalent functionality with the original, and s+c must so certify in writing prior to any such replacement or modification.

12.3	Entire Liability. This Section 12.0 states the entire liability of s+c with respect to infringement of Intellectual Property Rights.

13.0	REPRESENTATIONS AND WARRANTIES

13.1	General Representations and Warranties of s+c. s+c hereby represents and warrants to Exa as follows:

(a)	Organization, Standing and Qualification. s+c is a corporation duly organized, validly existing and in good standing under the laws of Germany.

(b)

Due Authorization. s+c has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of s+c to authorize s+c to execute, deliver and carry out the terms of this Agreement and the transactions contemplated hereby have been duly and properly taken, including, without limitation, effective authorization by s+c’s Board of Directors. This Agreement has been duly executed and delivered and constitutes legal, valid and binding obligations of s+c enforceable in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect.

(c)	No Conflict. The execution and delivery by s+c of this Agreement and the consummation of the transactions contemplated hereby will not violate any law or conflict with, or result in any material breach of or constitute a material default under s+c’s certificate of incorporation or by-laws or under any indenture, mortgage, lease, contract, agreement, or instrument, or any order, arbitration award, judgment or decree to which s+c, its properties or assets may be bound or affected.

(d)	Consents. No approval, authorization, consent or other order or action of, or filing with, any court, administrative agency or other governmental authority or any third party is required for the execution and delivery by s+c of the Agreement or the consummation of the transactions contemplated hereby. Without limiting the foregoing, s+c represents and warrants to Exa that it has obtained all rights and licenses from third parties, if any, necessary to assign the rights and grant the licenses assigned and granted hereby and that the PowerVIZ Software, the Framework Code and the Intellectual Property Rights assigned and licensed hereunder and the Mark assigned hereunder are free and clear of any other claims of ownership.

13.2	General Representations and Warranties of Exa. Exa hereby represents and warrants to s+c as follows:

(a)	Organization, Standing and Power. Exa is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America.

(b)	Due Authorization. Exa has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by or on the part of Exa to execute, deliver and carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Exa and constitutes the legal, valid and binding obligations of Exa enforceable in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect.

(c)	No Conflict. The execution and delivery by Exa of this Agreement and the consummation of the transactions contemplated hereby will not violate any law or conflict with, or result in any material breach of or constitute a material default) under, its certificate of incorporation or under any indenture, mortgage, lease, agreement, or instrument, or any order, arbitration award, judgment or decree to which Exa or its properties or assets may be bound or affected.

(d)	Consents. No approval, authorization, consent or other order or action of, or filing with, any court, administrative agency or other governmental authority or other third party is required for the execution and delivery by Exa of the Agreement or the consummation of the transactions contemplated hereby.

13.3	Product Warranty. For one hundred and eighty (180) days following completion of delivery of the PowerVIZ Software and the Framework Code by s+c to Exa (the “Warranty Period”), s+c warrants to Exa (a) that the PowerVIZ Software and the Framework Code shall substantially conform to the specifications in the applicable Documentation; (b) that Object Code copies of the Framework Code that substantially conform to the Framework Documentation and are capable of performing the functions set forth therein can be produced through use of the Framework Code Source Code and the Framework Build Environment in accordance with instructions provided by s+c to Exa; (c) that Object Code copies of the PowerVIZ Software that substantially conform to the PowerVIZ Documentation and are capable of performing the functions set forth therein can be produced through use of the PowerVIZ Software Source Code and the PowerVIZ Build, Test and Distribution Environment in accordance with instructions provided by s+c to Exa; and (d) that such PowerVIZ Software Object Code copies can be successfully prepared for shipment using the PowerVIZ Build, Test and Distribution Environment. This warranty does not cover any modification made to the PowerVIZ Software or the Framework Code by or on behalf of Exa. If, during an applicable Warranty Period, Exa finds what it believes to be an error or a failure of the PowerVIZ Software or the Framework Code to meet specifications which materially affects its performance or a failure of the applicable Source Code to produce applicable Object Code that materially conforms to the applicable Documentation, s+c will promptly (but in no more than thirty (30) days) correct, at no cost to Exa, any such errors or failures in the Framework Code and will assist Exa, at no cost to Exa, in correcting any such errors or failures in the PowerVIZ Software. This is Exa’s sole and exclusive remedy for any express or implied warranties pertaining to the performance of the PowerVIZ Software and the Framework Code other than the indemnification specified in Section 12.0 hereof.

13.4

Disclaimer. EXCEPT AS PROVIDED IN SECTIONS 3.4, 13.1 and 13.3 HEREIN AND SUBJECT TO THE INDEMNIFICATION SET FORTH IN SECTION 12.0 HEREIN, ALL SOFTWARE AND PRODUCTS ASSIGNED AND/OR LICENSED HEREUNDER ARE ASSIGNED AND/OR LICENSED

“AS IS, WHERE IS” AND WITHOUT WARRANTY OF ANY KIND AND ALL CONDITIONS (INCLUDING BUT NOT LIMITED TO IMPLIED CONDITIONS OF FITNESS FOR PURPOSE AND MERCHANTABILITY), WARRANTIES AND REPRESENTATIONS EXPRESSED OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE ARE HEREBY EXCLUDED.

14.0	NO SUPPORT, MAINTENANCE OR UPDATES

Exa acknowledges and agrees that, upon delivery of the Object Code, Source Code, the Build, Test and Distribution Environments and the Documentation required pursuant to Sections 5.1 and 5.2, s+c shall have no further obligation to develop, enhance or provide maintenance, bug fixes or updates to the PowerVIZ Software, the Framework Code or related know-how or to provide technical support to Exa or its customers. Nothing in the preceding sentence shall be construed to relieve s+c of its obligations to correct errors during the Warranty Period pursuant to Section 13.3 hereof or to provide the assistance and transfer of know-how described in Section 5.3 hereof.

15.0	ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

s+c hereby agrees that Exa shall have the sole right and authority to enforce s+c’s Intellectual Property Rights pertaining to the Framework Code against persons who infringe or misappropriate such Intellectual Property Rights by engaging in activities in the Exclusive Field. Without limiting the foregoing, if s+c is a necessary party to any action by Exa to enforce any rights pertaining to the Framework Code and/or the licenses granted hereunder, s+c agrees that it will join as a party to such action and/or that Exa may join s+c as such a party, provided that Exa pays all of the expenses incurred by s+c as a result of such joinder.

16.0	LIMITATION OF LIABILITY

16.1	Exclusion of Certain Types of Damages. In no event shall either Party be liable to the other for any loss of profits, loss of business, loss of use or of data, interruption of business, or for indirect, special, incidental or consequential damage or injury direct or indirect of any kind, except a loss incurred by either Party as a result of breach of confidentiality under this Agreement or otherwise.

16.2	Cap on Damages. Notwithstanding anything in this Agreement to the contrary, the entire liability of the Parties for damages concerning performance or nonperformance by the other Party in any way related to the subject matter of this Agreement and regardless of whether the claim for such damages is based in contract or in tort, shall not exceed the amount of the payments made hereunder by Exa to s+c (in the case of s+c’s liability) or owed by Exa to s+c hereunder but not paid by Exa (in the case of Exa’s liability), with the exception that there will be no limitation on any moneys owed to a Party by the other Party as damages for a breach of a confidentiality obligation under Section 11.0 of this Agreement or owed by s+c to Exa in connection with its indemnification obligations under Section 12.0 of this Agreement.

17.0	TERM; NO TERMINATION

The term of this Agreement shall commence on the Effective Date Upon full payment of the amount set forth in Section 6.1, the rights assigned and licenses granted hereunder shall not be terminable or revocable.

18.0	ASSIGNMENT

A change of control or ownership of a Party shall not be deemed to constitute an assignment of this Agreement and this Agreement shall remain in full force and effect notwithstanding any such change of control or ownership, whether through merger, consolidation, acquisition of the equity of a Party, acquisition of the assets of a Party or otherwise. For the avoidance of doubt, any permitted successor by change of control or ownership of a Party shall remain bound by this Agreement. Except as set forth in this Section 18.0, neither Party shall assign this Agreement to any third party without the other Party’s prior written consent.

19.0	GENERAL

19.1	Severability. In the event that any one or more of the provisions of this Agreement is found to be illegal or unenforceable, then such provisions shall, if practicable, be narrowed, broadened, amended and/or construed (as appropriate) to be legal and enforceable and to reflect as closely as possible the intent of the Parties at the time of execution of this Agreement and, unless such result would be unfair to one of the Parties, the remainder of this Agreement shall remain in full force and effect.

19.2	No Waiver. Neither Party’s right to require performance of the other Party’s obligations hereunder shall be affected by any previous waiver, forbearance, or course of dealing.

19.3	Independent Contractor. This is a License Agreement. Each of the Parties is, with respect to the other Party, an independent contractor. No agency, partnership, joint venture or other joint relationship is created hereby and neither Party nor either Party’s agents have any authority of any kind to bind the other Party in any respect whatsoever.

19.4	Consents. Wherever in this Agreement either Party’s consent is required, such consent shall not unreasonably be withheld or delayed.

19.5	Further Assurances. s+c agrees to execute and deliver such other documents and to take such other actions as may be reasonably required to more effectively consummate the purposes and subject matter of this Agreement.

19.6	Entire Agreement. This Agreement supersedes all proposals, oral or written, and all communications between the Parties relating to this Agreement. Upon execution of this Agreement, the Sales Agreement shall be deemed to have terminated and this Agreement shall supersede and replace the Sales Agreement in all respects. The terms and conditions of this Agreement shall prevail against any variance submitted by Exa through any written instrument. This Agreement may only be modified by written amendment signed by both Parties.

19.7	Notices. Notices under this Agreement shall be sufficient only if mailed by certified or registered mail, return receipt requested, by international courier, by facsimile, by electronic mail on the Internet, or personally delivered to the Parties. Notices by mail shall be deemed received three days after deposit. Notices to s+c or Exa, as appropriate, shall be sent to the address of such Party specified on the first page of this Agreement.

19.8	Confidential Terms of Agreement. The existence of this Agreement may be disclosed for business purposes by either Party; however, the specific terms and conditions of this Agreement shall be kept confidential between Exa and s+c and neither Party shall disclose the terms and conditions contained herein to any third party unless required by law or regulations or disclosed under confidential conditions to advisors, accountants, attorneys, agents, potential acquirers and their agents, corporate subsidiaries of the Disclosing Party for business or accounting purposes or to enforce such Party’s legal rights under this Agreement.

19.9	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany, and the Parties hereto hereby submit to the exclusive jurisdiction of the courts of Stuttgart, Germany for resolution of disputes and enforcement of rights pertaining to this Agreement.

19.10	Financial Data. s+c understands that Exa may have to provide audited consolidated financial data in connection with its tax and securities filings that will need to include s+c financial data and therefore s+c agrees that it will cooperate with Exa in connection with such filings and, within sixty (60) days of the Effective Date at Exa’s request and expense, provide Exa or Exa’s Representatives with PowerVIZ Software-related financial data for s+c’s current fiscal year and the three (3) prior fiscal years, including, but not limited to, revenue, P&L and balance sheet information and reports.

19.11	Execution by Counterparts. The Parties hereto contemplate that they may be executing counterparts of this Agreement transmitted by facsimile or pdf and agree and intend that a signature by facsimile machine or pdf shall bind the party so signing with the same effect as though the signature were an original signature. This Agreement may be executed in counterparts, each of which (or any combination of which) when signed and delivered by all of the Parties shall be deemed an original, but all of which when taken together shall constitute one agreement.

EXHIBIT A

Description of PowerVIZ Software

PowerVIZ is science + computing AG’s high-performance 3D visualization and analysis application for processing results from PowerFLOW and PowerACOUSTICS simulations. It provides a wide variety of tools to perform detailed analyses, an interactive user interface, and the ability to quickly process large data sets. Different visualization techniques can be combined within the same image to explore simulation data. PowerVIZ can be scripted or driven by PowerINSIGHT to facilitate automated analyses. Capabilities include:

Fluid Measurement Visualization:

Axis-aligned & freely movable slice planes with contours, flooded contours, 2D streamlines and vector display options

Isosurfaces, optionally colored by fluid property values

Vortex region and core detection

Measure flux through arbitrarily complex openings

Locate property extremes in flow field

3D streamlines with line, ribbon, 3D arrow and animated 3D arrow options

Volumetric integration

User-defined variables using a full featured equations language

Surface Measurement Visualization:

Surface contours

Surface streamlines

Integration and averaging over surfaces and parts

Graphs of surface property values

User-defined variables using a full featured equations language

Quantitative Analysis:

Force development graphs

Torque and lift coefficient calculations

Time graphs of nearly any surface or fluid property

Graphs of a property along an arbitrary line

Soiling and Water Management (with the optional Soiling Module):

Arbitrary particle emission rakes

Tracing particles with or without mass

Takes into account gravitation, fluid drag, and near-surface effects

Particle-surface bounce, stick, re-entrainment

Measures surface hit-points and accumulation density

Animations:

Key frame animation

Can include streamlines, particle traces, hit points

Real-Time Volume Visualization and Animation:

Volume visualization is a technique using GPUs to directly display and manipulate a 3D scalar field in real-time; Either direct volume rendering or volume-based isosurface rendering.

Other:

Nearly all PowerVIZ visualization objects can be exported as VRML

3D Stereo Viewing with the proper graphics hardware and glasses

Apply the identical visualization technique to multiple measurement data sets simultaneously. PowerVIZ synchronizes the views as you manipulate the models in 3D.

A complete listing of Source Code files that comprise the PowerVIZ Software will be provided by s+c as part of the delivery of the PowerVIZ Documentation.

EXHIBIT B

Description of the Framework Code

The Framework Code is S+C’s collection of software Object Codes that provide a set of general-purpose software functions and utilities designed to be used as the foundation for graphical and interactive software programs. S+C internally calls this collection sc.iVIZ. The major functions provided are:

•	Basic/Base Classes

•	FbObject to define the base class of all sc.iViz classes

•	Event queue to handle X, Qt and property changes between application objects

•	Classes to realize recording, synchronization, scripting and networking

•	UI-device interface (e.g. spacemouse)

•	Utility stuff

•	Build system

•	Unit data base

•	Handles different unit data bases

•	Conversion of values

•	Creation of units strings

•	Python interface

•	Layer to the Python C-interface

•	Support of Units:

•	Conversion of values to required units in scripts

•	Parse units in scripts

•	Preprocessor automatically creates interface between Python and application objects as defined in header-files

•	Graphical User Interface

•	Layer to Qt-classes

•	Windowing-support for Linux and Windows

•	Drop down menu for direct interaction with application objects

•	Adds unit-support to GUI-control elements

•	3D Rendering (OSG)

•	Layer to OpenScenGraph (OpenSource)

•	Consists of various classes to realize geometry objects

•	Video encoding

•	Classes to convert an image-stream of the viewer into a movie using mencoder

•	Camera

•	Implementation of base camera classes (orthographic/perspective)

•	Does not include PowerVIZ camera model

•	Viewpoints

•	Base Class to store and restore current camera settings as viewpoints

•	Base Coordinate System

•	Basic classes creates the interface to convert points/vectors between different coordinate systems

•	Key frame Animation

•	Captures user interactions to be used as keys in an animation

•	Classes to animate properties of sc.iViz classes using trilinear or spline interpolation between key-values.

•	GUI to display user defined keys

A complete listing of Source Code files that comprise the Framework Code will be provided by s+c as part of the delivery of the Framework Documentation.

….

EXHIBIT C

Equipment List

Hardware:

3 workstations: walle, corona (new), baloo

2 Laptops + Docking stations: sun, hal

2 workstations for testing: carpe1, corona

9 flatscreens (all in Office 122)

1 3D shutter glasses (nVidia)

1 USB hard-drive 1TB Iomega

1 Spacemouse (USB)

1 nVidia 5000 (on loan fron nVidia)

2-3 various old nVidia graphics cards

1 USB Gamepad

Software , Data:

•	Operating system images: os-centos4u4/os2-centos4u4

•	1 Qt development license (Martin)

•	Licenses for VMWare and scVenus currently in use by PowerVIZ team

•	Copies of PowerVIZ Software git/svn source code repositories

•	Copies of sc.iViz and PowerVIZ wiki pages

•	Copies of all data on /share/powerviz/, /share/sciviz/, /proj/powerviz3

•	Copies of all data currently on the ftp-Server: incoming/powerviz outgoing/powerviz

•	Copies of all data on powerviz queues from the RT support system

EXHIBIT D

The undersigned party acknowledges that it has read and is familiar with the provisions of Section 11.0 of the Assignment and License Agreement pertaining to Confidential Information entered into as of                     , 20     between EXA CORPORATION and science + computing AG. The undersigned hereby agrees to abide by and be bound by all of the terms and covenants pertaining to use and non-disclosure of Confidential Information set forth in said Section 11.0.

(Party’s Name)

(Signature)

(Title)